Exhibit 99.1

For further information:

Robert Sigler

Vice President and Chief Financial Officer

586.920.0100

Universal Truckload Services, Inc. Announces Financial Results for the First Quarter Ended March 31, 2007

Warren, MI – April 26, 2007 — Universal Truckload Services, Inc. (NASDAQ: UACL) announced today its financial results for the quarter ended March 31, 2007.

For the quarter ended March 31, 2007, operating revenues increased 8.9%, or $13.0 million, to $158.9 million from $145.9 million for the quarter ended April 1, 2006. Included in operating revenues are fuel surcharges of $13.8 million and $12.0 million for the first quarters of 2007 and 2006, respectively. Net income decreased 30.2%, or $1.4 million, to $3.2 million, or $0.20 per share for the first quarter of 2007, from $4.6 million, or $0.28 per share, for the first quarter of 2006. Operating margin was 3.2% for the first quarter of 2007 compared to 4.9% for the first quarter of 2006.

Universal’s truckload revenue in the first quarter of 2007 increased by 6.6% to $93.1 million from $87.3 million in the corresponding period of 2006. Included in truckload revenue in the first quarter of 2007 is $6.8 million from our acquisitions completed in the third quarter of 2006. Brokerage revenue in the first quarter of 2007 increased by 7.5% to $41.0 million from $38.1 million in the corresponding period of 2006. Included in brokerage revenue in the first quarter of 2007 is $1.5 million from our acquisition completed in the third quarter of 2006. Intermodal revenue in the first quarter of 2007 increased by 21.4% to $24.8 million from $20.4 million in the corresponding period of 2006. Included in intermodal revenue in the first quarter of 2007 is $2.9 million from our acquisitions completed through third quarter of 2006.

“The first quarter of 2007 proved to be very challenging for us,” stated Don Cochran, President and CEO of Universal Truckload Services, Inc. “A weak domestic freight market, along with pricing pressures due to excess truckload capacity, caused our organic operating revenues to remain flat compared to first quarter 2006. The lack of organic growth, coupled with a higher level of operating expenses, caused our earnings per share to slip compared to the first quarter of 2006. We continue to believe that our variable cost model and diverse service offerings keep us favorably positioned to navigate through these difficult economic times. As freight demand and capacity both find their new levels, we will continue to focus our efforts to find positive growth.”

Universal Truckload Services, Inc. is primarily a non-asset based provider of transportation services to shippers throughout the United States and in the Canadian provinces of Ontario and Quebec. The Company’s trucking services include both flatbed and dry van operations and the Company provides rail-truck and steamship-truck intermodal support services. The Company also offers truck brokerage services.

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in the Company’s reports and filings with the Securities and Exchange Commission.

The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.

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UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Consolidated Statements of Income

(In thousands, except per share data)

	Quarter Ended
	March 31, 2007	April 1, 2006
Operating revenues:
Truckload	$93,068	$87,319
Brokerage	40,989	38,120
Intermodal	24,820	20,446

Total operating revenues	158,877	145,885

Operating expenses:
Purchased transportation	121,648	110,875
Commissions expense	10,599	9,456
Other operating expense, net	2,560	1,961
Selling, general, and administrative	12,193	11,288
Insurance and claims	4,872	3,847
Depreciation and amortization	1,907	1,270

Total operating expenses	153,779	138,697

Income from operations	5,098	7,188
Interest income (expense), net	194	250

Income before provision for income taxes	5,292	7,438
Provision for income taxes	2,108	2,876

Net income	$3,184	$4,562

Earnings per common share:
Basic	$0.20	$0.28
Diluted	$0.20	$0.28
Average common shares outstanding:
Basic	16,118	16,118
Diluted	16,140	16,129

UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2007	December 31, 2006
Assets
Cash and cash equivalents	$978	$5,008
Marketable securities	4,185	15,330
Accounts receivable - net	87,774	82,259
Other current assets	14,962	8,971

Total current assets	107,899	111,568
Property and equipment - net	58,880	51,286
Other long-term assets - net	30,374	28,046

Total assets	$197,153	$190,900

Liabilities and shareholders’ equity
Total current liabilities	$53,442	$49,717
Total long-term liabilities	6,058	6,730

Total liabilities	59,500	56,447
Total shareholders’ equity	137,653	134,453

Total liabilities and shareholders’ equity	$197,153	$190,900

UNIVERSAL TRUCKLOAD SERVICES, INC.

Summary of Operating Data

(Unaudited)

	Quarter Ended
	March 31, 2007	April 1, 2006
Average number of tractors provided by owner-operators
Truckload	2,964	2,488
Intermodal	859	591

Truckload Revenues:
Average operating revenues per loaded mile (1)	$2.37	$2.46
Average operating revenues per loaded mile, excluding fuel surcharges (1)	$2.09	$2.18
Average operating revenues per load (1)	$940	$943
Average operating revenues per load, excluding fuel surcharges (1)	$829	$836
Average length of haul (1)(2)	396	383
Number of loads (1)	99,004	92,641

Brokerage Revenues:
Average operating revenues per loaded mile (1)	$1.97	$2.01
Average operating revenues per load (1)	$1,237	$1,226
Average length of haul (1)(2)	629	609
Number of loads (1)	26,501	23,708

Intermodal Revenues:
Drayage (in thousands)	$22,801	$18,292
Depot (in thousands)	$2,019	$2,154

Total (in thousands)	$24,820	$20,446

Average operating revenues per loaded mile	$4.40	$4.10
Average operating revenues per loaded mile, excluding fuel surcharges	$3.85	$3.63
Average operating revenues per load	$272	$268
Average operating revenues per load, excluding fuel surcharges	$238	$237
Number of loads	83,716	68,330

(1)	Excludes operating data from CrossRoad Carriers, Inc. in order to improve the relevance of the statistical data related to our truckload and brokerage services and improve the comparability to our peer companies.
(2)	Average length of haul is computed using loaded miles.